Exhibit 99.1

Diedrich Coffee Reports Third Quarter Results

Irvine, California, April 21, 2006 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for its third fiscal quarter of 2006, which ended March 8, 2006. For the quarter, the Company reported a net loss of $1,684,000, or $0.32 per share, compared to a profit of $15,601,000, or $2.99 per share, for the third quarter of the prior fiscal year.

Results for the third quarter of last year included an after tax gain of $15,558,000, or $2.98 per basic share, from the sale of the Company’s Gloria Jean’s international operations and earnings from discontinued operations of $576,000, or $0.11 per share.

The loss in this year’s third quarter from continuing operations of $1,684,000, or $0.32 per share, compares to a net loss of $533,000, or $0.10 per share, from continuing operations in last year’s quarter.

For the first three quarters, the Company reported a net loss of $4,677,000, or $0.88 per share, compared to net income of $15,652,000, or $3.01 per share, in the first three quarters of fiscal year 2005. Results for the same period last year included an after tax gain of $15,558,000, or $3.00 per basic share, from the sale of the Company’s Gloria Jean’s international operations and earnings from discontinued operations of $1,656,000, or $0.32 per share.

The loss from this year’s first three quarters from continuing operations of $4,677,000, or $0.88 per share, compares to a net loss of $1,562,000, or $0.30 per share, from continuing operations in the same period last year.

Revenue

Revenue increased by $2,425,000, or 20.9%, for the third quarter as compared with the prior year quarter. With respect to the components of total revenue, retail sales increased $860,000 (12.1%), wholesale revenue increased $1,675,000 (48.9%), and franchise revenue declined $110,000 (10.2%).

The increase in retail sales for the third fiscal quarter versus the prior year quarter was primarily the result of a 5.7% increase in same store sales from company-operated units and a net increase of two stores since March 9, 2005. Retail sales associated with e-commerce also increased by $93,000 (67.4%) as compared to the prior year quarter.

For the first three quarters of the fiscal year, retail sales increased $2,206,000, or 10.1%, from the prior year primarily due to a 3.8% increase in same store sales at company-operated units and a $200,000 (47.3%) increase in e-commerce related retail sales.

Comparable store sales at company operated Diedrich Coffee brand coffeehouses open for at least one year increased by 2.1% for the quarter and 0.9% for the first three quarters of the year, as compared with the prior year periods, while comparable store sales at company operated Coffee People brand locations increased 10.9% during the third quarter and 7.5% for the first three quarters of the year. Compared to the prior year, comparable store sales at Gloria Jean’s franchise locations declined 0.6% during the third fiscal quarter and are down 2.3% for the first three quarters of the year.

Wholesale revenue from third party customers rose sharply in the quarter and first three quarters of the year and wholesale revenue from franchise units also increased due primarily to the timing of holiday coffee shipments to franchisees. Wholesale sales to third parties increased $1,524,000, or 60.8%, in the quarter and $3,118,000, or 43.9%, year to date, primarily due to strong growth in the Keurig “K-cup” line where sales rose 70.2% in the quarter and 54.3% in the fiscal year to date. Wholesale sales to domestic franchise units increased $152,000, or 16.4%, in the quarter and $5,000, or 0.1%, in the fiscal year to date.

Franchise revenue for the third fiscal quarter decreased primarily due to the net effect of a $73,000 decrease in franchise fees and an accounting reclassification of $60,000 of coordination fees to general and administrative expense partially offset by a $23,000 increase in royalties. Since the beginning of fiscal 2005, the domestic franchise store count increased by a net of one location (26 stores were opened, 29 were closed and a net of four company stores were transferred to franchisees). For the first three quarters of the fiscal year, franchise revenue decreased by $439,000, or 14.1%, when compared to the same period last year due to a decrease in royalties and franchise fees and an accounting reclassification of coordination fees to general and administrative expense.

Costs and Expenses

Cost of sales and related occupancy costs increased from 55.1% of retail and wholesale sales in the prior year quarter to 59.0% in the current quarter and increased from 54.0% of such sales in the first three quarters of last year to 57.5% for the same period this year. The increased costs were attributable to higher coffee and bakery costs in the retail locations and to the higher mix of Keurig related sales in the wholesale segment, which are higher cost and lower margin items. Occupancy costs increased $115,000, or 13.4%, in the current quarter and $443,000, or 17.4%, in the first three quarters of the year due to higher rents associated with new retail stores and lease renewals at existing retail stores.

Operating expenses declined as a percentage of retail and wholesale sales for the quarter, decreasing from 36.1% in the third quarter of last year to 32.9% in the third quarter of the current year. For the first three quarters of the year, operating expenses decreased from 34.9% last year to 33.6% in the same period this year.

For the third quarter, general and administrative expenses increased as a percentage of revenues from 20.1% in the third quarter of fiscal 2005 to 23.6% in the current year quarter. The major increases were in the areas of franchise sales, field supervision, construction and severance expense resulting from the departure of our former vice president, information systems. The Company also incurred an $111,000 increase in stock-based compensation expense due to the adoption of SFAS 123R in the first quarter of fiscal 2006 and a $481,000 net increase in legal fees. These expenses were offset by a decrease for the Gloria Jean’s brand resulting from a change in the classification for coordination fees previously reflected in franchise income.

For the first three quarters, general and administrative expenses increased as a percentage of revenues from 20.8% in the first three quarters of fiscal 2005 to 23.5% in the current year. The increase is primarily due to costs associated with the departures of the Company’s former chief executive officer and vice president of information systems; advertising development and brand research costs and costs associated with field supervision, construction, training and franchise sales. The Company incurred a $287,000 increase in stock-based compensation expense due to the adoption of SFAS 123R in the first quarter of fiscal 2006 and a $512,000 net increase in legal fees. These expenses were offset by a decrease for the Gloria Jean’s brand resulting from a change in the classification for coordination fees previously reflected in franchise income.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 202 retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 29, 2005.

Information Contact:

Sean M. McCarthy

Chief Financial Officer

(949) 260-6762

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

($ in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended March 8, 2006	Twelve Weeks Ended March 9, 2005	Twenty-Four Weeks Ended March 8, 2006	Twenty-Four Weeks Ended March 9, 2005
Retail sales	$7,975	$7,115	$24,007	$21,801
Wholesale and other	5,102	3,427	14,496	11,374
Franchise revenue	972	1,082	2,668	3,107

Total net revenue	14,049	11,624	41,171	36,282

Cost of sales and related occupancy costs	7,713	5,806	22,152	17,904
Operating expenses	4,299	3,801	12,927	11,590
Depreciation and amortization	617	563	1,775	1,697
General and administrative expenses	3,313	2,333	9,677	7,550
(Gain) loss on asset disposals	5	(2)	22	(14)

Total costs and expenses	15,947	12,501	46,553	38,727

Operating loss	(1,898)	(877)	(5,382)	(2,445)
Interest expense and other income, net	93	4	321	(90)

Loss from continuing operations before income tax benefit	(1,805)	(873)	(5,061)	(2,535)
Income tax benefit	(121)	(340)	(384)	(973)

Net loss from continuing operations	(1,684)	(533)	(4,677)	(1,562)
Income from discontinued operations, net	—	576	—	1,656
Gain on sale of discontinued operations, net	—	15,558	—	15,558

Net income (loss)	$(1,684)	$15,601	$(4,677)	$15,652

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.32)	$(0.10)	$(0.88)	$(0.30)

Income from discontinued operations, net	$—	$3.09	$—	$3.31

Net income (loss)	$(0.32)	$2.99	$(0.88)	$3.01

Basic and diluted weighted average shares Outstanding	5,303	5,214	5,300	5,194

DIEDRICH COFFEE, INC.

BALANCE SHEET AND RETAIL UNIT COUNT DATA

($ in thousands)

	March 8, 2006	June 29, 2005
	(UNAUDITED)
Cash	$4,286	$10,493
Restricted Cash	578	—
Accounts receivable, net	3,527	2,203
Inventories	3,163	3,426
All other assets	25,056	24,191

Total assets	$36,610	$40,313

Accounts payable	$3,613	$2,642
All other current liabilities	4,425	5,369
Deferred rent	599	452
Other non-current liabilities	314	328
Deferred Compensation	390	—

Total stockholders’ equity	27,269	31,522

Total liabilities and stockholders’ equity	$36,610	$40,313

Total retail stores (Company and franchise, all brands)	202	201